Exhibit 99.1

Statement Regarding Forward-Looking Information
As used in this exhibit, “we,” “our,” “us” and similar pronouns refer to Cardinal Health, Inc. and its subsidiaries, unless the context requires otherwise. Our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 (the “2017 Form 10-K”), our quarterly reports on Form 10-Q and our current reports on Form 8-K (along with any exhibits and amendments to such reports), as well as our news releases or any other written or oral statements made by or on behalf of us, may include, directly or by incorporation by reference, forward-looking statements that reflect our current view (as of the date the forward-looking statement is first made) about future events, prospects, projections or financial performance. The matters discussed in these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied in or by such statements. These risks and uncertainties include:

•	competitive pressures in the markets in which we operate, including pricing pressures;

•	uncertainties relating to the pricing of generic pharmaceuticals;

•	uncertainties relating to the timing, frequency and profitability of generic pharmaceutical launches;

•	our ability to maintain the benefits of our generic pharmaceutical sourcing venture with CVS Health Corporation;

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with respect to our distribution services agreements with branded pharmaceutical manufacturers, changes in the amount of service fees we receive or, in cases where part of our compensation under these agreements is based on branded pharmaceutical price appreciation, changes in the frequency or magnitude of such price appreciation;

•	changes in the timing or frequency of the introduction of branded pharmaceuticals;

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actions of regulatory bodies and other governmental authorities, including the U.S. Drug Enforcement Administration, certain agencies within the U.S. Department of Health and Human Services (including the U.S. Food and Drug Administration, Centers for Medicare and Medicaid Services, the Office of Inspector General and the Office for Civil Rights), the U.S. Nuclear Regulatory Commission, the U.S. Federal Trade Commission, the U.S. Customs and Border Protection, various state boards of pharmacy, state controlled substance authorities, state health departments, state insurance departments, state Medicaid departments or comparable regulatory bodies or governmental authorities or foreign equivalents that, in each case, could delay, limit or suspend product development, manufacturing, distribution, importation or sales or result in warning letters, recalls, seizures, injunctions or monetary sanctions;

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any compromise of our information systems or of those of a third-party service provider, including unauthorized access to or use or disclosure of company or customer information, and ancillary risks associated with our ability to effectively manage any issues arising from any such compromise;

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possible losses, damage to reputation and other effects that may arise from the defense and resolution of the lawsuits and investigations in which we have been named relating to the distribution of prescription opioid pain medication;

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risks and uncertainties relating to the acquisition of the Patient Care, Deep Vein Thrombosis and Nutritional Insufficiency businesses from Medtronic plc (the "Patient Recovery Business"), including the ability to retain the acquired business' customers and employees; the ability to successfully integrate the acquired business into our operations; the ability to achieve the expected synergies and accretion in earnings; unforeseen internal control, regulatory or compliance issues; and additional risks relating to regulatory matters, legal proceedings, tax laws or positions or foreign exchange rate volatility;

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difficulties or delays in the development, production, manufacturing, sourcing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory consents or approvals associated with those activities;

•	risks arising from possible violations of healthcare fraud and abuse laws;

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costs or claims resulting from potential errors or defects in our manufacturing of medical devices or other products or in our compounding, repackaging, information systems or pharmacy management services that may injure persons or damage property or operations, including costs from remediation efforts or recalls and related product liability claims and lawsuits, including class action lawsuits;

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risks arising from possible violations of the U.S. Foreign Corrupt Practices Act and other similar anti-corruption laws in other jurisdictions and U.S. and foreign export control, trade embargo and customs laws;

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risks arising from our collecting, handling and maintaining patient-identifiable health information and other sensitive personal and financial information, which are subject to federal, state and foreign laws that regulate the use and disclosure of such information;

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risks arising from certain of our businesses being Medicare-certified suppliers or participating in other federal and state healthcare programs, such as state Medicaid programs and the federal 340B drug pricing program, which businesses are subject to accreditation and quality standards and other rules and regulations, including applicable reporting, billing, payment and record-keeping requirements;

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risks arising from certain of our businesses manufacturing pharmaceutical and medical products or repackaging pharmaceuticals that are purchased or reimbursed through, or are otherwise governed by, federal or state healthcare programs, which businesses are subject to federal and state laws that establish eligibility for reimbursement by such programs and other applicable standards and regulations;

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changes in laws or changes in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations, including as a result of possible misinterpretations or misapplications;

•	material reductions in purchases, non-renewal or early termination of contracts, or delinquencies or defaults by key customers;

•	unfavorable changes to the terms of key customer or supplier relationships, or changes in customer mix;

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risks arising from changes in U.S. or foreign tax laws, including our ability to effectively implement and account for the recently enacted Tax Cuts and Jobs Act, unfavorable challenges to our tax positions and payments to settle these challenges, or failure to permanently repeal the U.S. medical device tax;

•	uncertainties due to government healthcare reform, including possible repeal or replacement of major parts of the Patient Protection and Affordable Care Act;

•	reductions or limitations on governmental funding at the state or federal level or efforts by healthcare insurance companies to limit payments for products and services;

•	changes in manufacturers' pricing, selling, inventory, distribution or supply policies or practices;

•	changes in legislation or regulations governing prescription drug pricing, healthcare services or mandated benefits;

•	changes in hospital buying groups or hospital buying practices;

•	changes in distribution or sourcing models for pharmaceutical and medical and surgical products, including an increase in direct and limited distribution;

•	the risks of counterfeit products in the supply chain;

•	changes to the prescription drug reimbursement formula and related reporting requirements for generic pharmaceuticals under Medicaid;

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increasing consolidation in the healthcare industry, which could give the resulting enterprises greater bargaining power and may increase pressure on prices for our products and services or result in the loss of customers;

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disruption, damage or lack of access to, or failure of, our or our third-party service providers' information systems, our critical facilities, including our national logistics center, or our distribution networks;

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manufacturing disruptions, whether due to regulatory action, production quality deviations, safety issues or raw material shortages or defects, or because a key product is manufactured at a single manufacturing facility with limited alternate facilities;

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risks to our business and information and controls systems in the event that the Pharmaceutical segment's multi-year systems replacement project or other business process improvements, infrastructure modernizations or initiatives to use third-party service providers for key systems and processes are not effectively implemented;

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the results, costs, effects or timing of any commercial disputes, government contract compliance matters, product liability claims or lawsuits, patent infringement claims, qui tam actions or other legal proceedings;

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possible losses relating to product liability lawsuits and claims regarding products for which we cannot obtain product liability insurance or for which such insurance may not be adequate to cover our losses, including the product liability lawsuits we are currently defending relating to alleged personal injuries associated with the use of Cordis inferior vena cava filter products;

•	our ability to maintain adequate intellectual property protections;

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the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities relating to the operations or activities of such businesses prior to their acquisition, and uncertainties relating to our ability to achieve the anticipated results from acquisitions;

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increased costs for commodities and other materials used in the Medical segment manufacturing, including various components, compounds, raw materials or energy such as oil-based resins, pulp, cotton, latex and other commodities;

•	shortages in commodities, components, compounds, raw materials or energy used by our businesses, including supply disruptions of radioisotopes;

•	the loss of, or default by, one or more key suppliers for which alternative suppliers may not be readily available;

•	bankruptcy, insolvency or other credit failure of a customer or supplier that owes us a substantial amount;

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risks associated with global operations, including the effect of local economic environments, inflation, recession, currency volatility and global competition, in addition to risks associated with compliance with U.S. and international laws relating to global operations;

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risks associated with our use of and reliance on the global capital and credit markets, including our ability to access credit and our cost of credit, which may adversely affect our ability to efficiently fund our operations or undertake certain expenditures;

•	our ability to introduce and market new products and our ability to keep pace with advances in technology;

•	the costs, effects, timing or success of restructuring programs or plans;

•	significant charges to earnings if goodwill or intangible assets become impaired;

•	uncertainties relating to general political, business, industry, regulatory and market conditions; and

•	other factors described in the “Risk Factors” section of the 2017 Form 10-K.
The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions generally identify “forward-looking statements,” which speak only as of the date the statements were made, and also include statements reflecting future results or guidance, statements of outlook and expense accruals. We undertake no obligation to update or revise any forward-looking statements, except to the extent required by applicable law.